EXHIBIT 99.3

                                  NEWS RELEASE

                     Investor Relations Contact: Susan Spratlen   (972) 444-9001

              Pioneer Announces Deepwater Gulf of Mexico Discovery

Dallas, Texas, January 30, 2003 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced a discovery on its Harrier prospect near the Falcon field in the deepwater Gulf of Mexico. The well was drilled to a total measured depth of 9,510 feet and encountered over 350 feet of gas bearing sand in a single zone. Pioneer operates the block (East Breaks 759) with a 75% working interest.

Pioneer plans to develop the field as a single-well subsea tie-back to its Falcon field and expects first production in nine to 15 months. The pipeline connecting the Falcon field to the Falcon Nest platform on the Gulf of Mexico shelf has the working capacity to handle 175 to 200 million cubic feet of gas per day. This discovery is expected to significantly extend the utilization of the Falcon facilities.

Pioneer has additional prospects on the 32 blocks it holds in the Falcon area.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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